FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

•	Q1 Net Income of $0.21 Per Share Compared with Prior Year Net Loss of ($0.03) Per Share

•	Adjusted Gross Margin of 22.9% Increased 420 Basis Points Over Prior Year and 110 Basis Points Over Q4 2012

•	SG&A Lowered to 11.8% of Home Sale Revenues Compared with 15.2% in the Prior Year

•	Backlog Value Increased 52% to $2.4 Billion; Unit Backlog Up 35% to 7,825 Homes

•	Net New Orders Increased 4% to 5,200 Homes Generated from 14% Fewer Communities

•	Quarter Ending Cash Balance of $1.7 Billion Up $183 Million From Year End 2012

•	Company to Redeem All Outstanding 2014 Senior Notes Totaling $399 Million

Bloomfield Hills, Mich., April 25, 2013 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2013. For the quarter, the Company reported net income of $82 million, or $0.21 per share, compared with a net loss of $12 million, or ($0.03) per share, in the prior year.

“PulteGroup has gotten off to an extremely strong start in 2013, as the Company continues to realize significant improvement across key operating metrics including gross margin, overhead leverage, inventory turns and return on invested capital,” said Richard J. Dugas, Jr., PulteGroup Chairman, President and CEO. “These gains, which are consistent with the Company's ongoing value creation work, helped drive our outstanding first quarter profitability and cash flows.

“The stronger demand which the housing industry saw throughout 2012 has carried into the spring selling season of 2013. We experienced higher traffic in our communities with buyers feeling a greater sense of urgency given the combination of limited product inventory and rising prices found in many markets throughout the country. Within this environment, and aligned with our focus on generating higher returns, we continue to emphasize price, margin realization and effective management of land assets. Our successful execution of these strategies can be seen in the higher selling prices and improved margins achieved across each of our primary brands.

“Given the operational gains demonstrated by our strong first quarter results, and our expectations for an ongoing recovery in new home demand, we have again increased our authorized investment in land and development for 2013 and 2014 to $1.4 billion annually. The incremental investment, which amounts to approximately $200 million in each year, will be made using the defined and disciplined process we put in place more than 18 months ago.”

Home sale revenues for the first quarter increased 35% to $1.1 billion, compared with $814 million last year. Higher revenues for the quarter resulted from a 23% increase in closings to 3,833 homes combined with a 10%, or $26,000, increase in average selling price to $287,000. The higher average selling price reflects price increases implemented by the Company and a shift in the mix of closings toward move-up homes which carry higher prices.

The Company's adjusted home sale gross margin for the quarter was 22.9%, which is an increase of 420 basis points over the prior year and 110 basis points over the fourth quarter of 2012. Homebuilding SG&A expense for the period was $130 million, or 11.8% of home sale revenues. SG&A expense for the first quarter of 2013 decreased by 340 basis points from the 15.2% of home sale revenues reported in the prior year.

For the quarter, the Company reported 5,200 net new orders, an increase of 4% over prior year orders of 4,991 homes. The dollar value of these orders was $1.6 billion, an increase of 18% over the prior year order value of $1.3 billion. At quarter end, the Company had 650 communities, which represents a decrease of 14% from the end of the first quarter last year. Contract backlog at quarter end was valued at $2.4 billion and totaled 7,825 homes, which represent increases of 52% and 35%, respectively, over the prior year.

The Company's financial services operations reported pretax income of $14 million for the quarter, compared with pretax income of $7 million in the prior year. Financial services benefitted from increased loan originations resulting from the Company's higher homebuilding volumes in combination with a 400 basis point increase in capture rate to 82% in the first quarter.

The Company's cash position increased $183 million during the quarter to $1.7 billion. The increase in cash relates primarily to the Company's increased closing volumes and improved profitability.

Company to Redeem $399 Million of Senior Notes

In an earlier release, PulteGroup announced that it will use a portion of its cash on hand to redeem all outstanding Senior Notes due in 2014. The redemptions, which will total $399 million in aggregate principal amount, will be comprised of the $188 million of the Company's 5.25% Notes due January 2014 and $211 million of its 5.70% Notes due May 2014.

“Our significant liquidity, including the strong current year cash generation resulting from our improving operating performance, allows us to opportunistically reduce our nearest term debt while increasing our authorization for land acquisition and development in 2013 and 2014,” said Bob O'Shaughnessy, Executive Vice President and Chief Financial Officer. “Upon completion of these transactions, we will have retired almost $1.0 billion of debt since the start of 2012, and expect our debt to capital ratio will drop by approximately 400 basis points from the 52% reported as of March 31, 2013.”

    A conference call discussing PulteGroup's first quarter results is scheduled for Thursday, April 25, 2013, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by

PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 55 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes and Del Webb, the company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and new homes designed for the way people actually live today. As the most awarded homebuilder in customer satisfaction, PulteGroup brands have consistently ranked among top homebuilders in third-party customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; and www.delwebb.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Homebuilding
Home sale revenues	$1,099,752	$813,786
Land sale revenues	26,131	38,398
	1,125,883	852,184
Financial Services	36,873	28,852
Total revenues	1,162,756	881,036

Homebuilding Cost of Revenues:
Home sale cost of revenues	901,470	712,166
Land sale cost of revenues	22,018	33,397
	923,488	745,563

Financial Services expenses	22,588	22,009
Selling, general and administrative expenses	129,626	123,314
Other expense (income), net	4,772	6,619
Interest income	(1,173)	(1,199)
Interest expense	207	217
Equity in (earnings) loss of unconsolidated entities	898	(1,996)
Income (loss) before income taxes	82,350	(13,491)
Income tax expense (benefit)	588	(1,825)
Net income (loss)	$81,762	$(11,666)

Net income (loss) per share:
Basic	$0.21	$(0.03)
Diluted	$0.21	$(0.03)

Number of shares used in calculation:
Basic	384,228	380,502
Effect of dilutive securities	6,093	—
Diluted	390,321	380,502

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	March 31, 2013	December 31, 2012

ASSETS

Cash and equivalents	$1,592,924	$1,404,760
Restricted cash	66,577	71,950
House and land inventory	4,112,797	4,214,046
Land held for sale	92,153	91,104
Land, not owned, under option agreements	38,988	31,066
Residential mortgage loans available-for-sale	238,204	318,931
Investments in unconsolidated entities	44,744	45,629
Other assets	408,781	407,675
Intangible assets	145,973	149,248
	$6,741,141	$6,734,409

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable, including book overdrafts of $34,676 and $42,053 in 2013 and 2012, respectively	$176,696	$178,274
Customer deposits	126,069	101,183
Accrued and other liabilities	1,397,638	1,418,063
Income tax liabilities	196,863	198,865
Financial Services debt	56,631	138,795
Senior notes	2,511,729	2,509,613
	4,465,626	4,544,793

Shareholders' equity	2,275,515	2,189,616

	$6,741,141	$6,734,409

PulteGroup, Inc. Consolidating Statements of Cash Flows ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$81,762	$(11,666)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Write-down of land and deposits and pre-acquisition costs	704	5,896
Depreciation and amortization	7,339	7,393
Stock-based compensation expense	7,141	3,719
Equity in (earnings) loss of unconsolidated entities	898	(1,996)
Distributions of earnings from unconsolidated entities	265	3,518
Other non-cash, net	2,331	421
Increase (decrease) in cash due to:
Restricted cash	860	53
Inventories	99,760	45,969
Residential mortgage loans available-for-sale	80,727	74,073
Other assets	(370)	9,939
Accounts payable, accrued and other liabilities	(8,795)	(34,466)
Income tax liabilities	(2,002)	11,837
Net cash provided by (used in) operating activities	270,620	114,690
Cash flows from investing activities:
Distributions from unconsolidated entities	200	—
Investments in unconsolidated entities	(593)	(49)
Net change in loans held for investment	10	293
Change in restricted cash related to letters of credit	4,513	11,938
Proceeds from the sale of property and equipment	59	4,475
Capital expenditures	(5,378)	(3,758)
Net cash provided by (used in) investing activities	(1,189)	12,899
Cash flows from financing activities:
Financial Services borrowings (repayments)	(82,164)	—
Other borrowings (repayments)	(213)	1,920
Stock option exercises	7,537	—
Stock repurchases	(6,427)	(845)
Net cash provided by (used in) financing activities	(81,267)	1,075
Net increase (decrease) in cash and equivalents	188,164	128,664
Cash and equivalents at beginning of period	1,404,760	1,083,071
Cash and equivalents at end of period	$1,592,924	$1,211,735

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(23,095)	$(22,808)
Income taxes paid (refunded), net	$(3,026)	$(11,142)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
HOMEBUILDING:
Home sale revenues	$1,099,752	$813,786
Land sale revenues	26,131	38,398
Total Homebuilding revenues	1,125,883	852,184

Home sale cost of revenues	901,470	712,166
Land sale cost of revenues	22,018	33,397
Selling, general, and administrative expenses	129,626	123,314
Equity in (earnings) loss of unconsolidated entities	926	(1,978)
Other expense (income), net	4,772	6,619
Interest income, net	(966)	(982)
Income (loss) before income taxes	$68,037	$(20,352)

FINANCIAL SERVICES:
Income (loss) before income taxes	$14,313	$6,861

CONSOLIDATED:
Income (loss) before income taxes	$82,350	$(13,491)

PulteGroup, Inc. Segment data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Home sale revenues	$1,099,752	$813,786

Closings - units
Northeast	302	352
Southeast	651	535
Florida	583	476
Texas	897	699
North	666	531
Southwest	734	524
	3,833	3,117
Average selling price	$287	$261

Net new orders - units
Northeast	571	553
Southeast	959	774
Florida	804	768
Texas	1,080	1,109
North	969	869
Southwest	817	918
	5,200	4,991
Net new orders - dollars (a)	$1,581,965	$1,339,977

Unit backlog
Northeast	891	626
Southeast	1,219	841
Florida	1,286	950
Texas	1,638	1,235
North	1,570	1,047
Southwest	1,221	1,099
	7,825	5,798
Dollars in backlog	$2,413,753	$1,585,840

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
MORTGAGE ORIGINATIONS:
Origination volume	2,722	2,021
Origination principal	$621,997	$429,465
Capture rate	82.3%	78.3%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Interest in inventory, beginning of period	$331,880	$355,068
Interest capitalized	42,656	51,323
Interest expensed	(53,677)	(47,186)
Interest in inventory, end of period	$320,859	$359,205
Interest incurred	$42,656	$51,323

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins reflecting certain adjustments. This measure is considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measure as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measure to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to the GAAP financial measure that management believes to be most directly comparable ($000's omitted):

Home Sale Gross Margin
	Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Home sale revenues	$1,099,752	$1,481,517	$1,232,704	$1,024,405	$813,786
Home sale cost of revenues	901,470	1,228,201	1,023,704	869,379	712,166
Home sale gross margin	198,282	253,316	209,000	155,026	101,620
Add:
Land and community valuation adjustments (a)	—	2,250	385	633	3,700
Capitalized interest amortization (a)	53,677	67,880	57,155	52,070	47,186
Adjusted home sale gross margin	$251,959	$323,446	$266,540	$207,729	$152,506

Home sale gross margin as a percentage of home sale revenues	18.0%	17.1%	17.0%	15.1%	12.5%

Adjusted home sale gross margin as a percentage of home sale revenues	22.9%	21.8%	21.6%	20.3%	18.7%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.